Exhibit 99.1

Goodman Networks Appoints Joy L. Brawner as New Chief Financial Officer

PLANO, TEXAS – October 8, 2015

Goodman Networks Incorporated, a leader in the design, engineering, construction, deployment, integration and maintenance of converging wireless networks, today announced the appointment of Joy L. Brawner as its new Chief Financial Officer. Ms. Brawner will report to Chairman and CEO Ron Hill and will have responsibility for leading all aspects of the company’s financial management.

“Joy has made a tremendous impact on our accounting and reporting functions, and has been instrumental in the integration of our acquired companies and the implementation of our financial strategy since she joined Goodman Networks as our Chief Accounting Officer,” said Ron Hill. Hill continued, “Joy brings extensive experience in accounting, financial strategy and recapitalization, audit, SEC reporting, and M&A activities having worked at a number of multi-national technology companies and national audit firms.”

Having served as Goodman Networks’ Chief Accounting Officer the past two years, Ms. Brawner replaces interim CFO Geoff Miller, effective today. Prior to joining Goodman Networks, Brawner served as audit partner at McGladrey LLP, a leading provider of assurance, tax, and consulting services focused on the middle market. Ms. Brawner began her audit career at Arthur Andersen LLP and she is a Certified Public Accountant with a Bachelor of Science Degree in Accounting Control Systems from the University of North Texas.

“I am excited to serve as Goodman Networks’ Chief Financial Officer and look forward to the continued expansion of our business as the market continues to show opportunities for growth as a result of advances in technology and increased consumer demand,” said Brawner.

About Goodman Networks Incorporated

Goodman Networks Incorporated is a leading national provider of end-to-end network infrastructure, professional services and field deployment to the wireless telecommunications and satellite television industry. Our core services span the full network lifecycle, including the design, engineering, construction, deployment, integration, maintenance, and decommissioning of wireless and wireline networks.